UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 17, 2017

FAIR ISAAC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11689	94-1499887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

181 Metro Drive, Suite 700 San Jose, California	95110-1346
(Address of principal executive offices)	(Zip Code)

408-535-1500

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 17, 2017, Fair Isaac Corporation (the “Company”) entered into a commitment increase agreement (the “Commitment Increase Agreement”) related to its Amended and Restated Credit Agreement dated December 30, 2014 among the Company, the several banks and other financial institutions from time to time parties thereto, Wells Fargo Securities, LLC, as joint lead arranger and joint bookrunner, U.S. Bank National Association, as syndication agent, joint lead arranger and joint bookrunner, and Wells Fargo Bank, National Association, as administrative agent (as amended or supplemented prior to such date, the “Credit Agreement”). The Credit Agreement provides the Company with an unsecured revolving credit facility (the “Credit Facility”).

The Commitment Increase Agreement increases the revolving commitment by $100 million, subject to certain terms and conditions. After giving effect to the Commitment Increase Agreement, the revolving commitment under the Credit Facility is $600 million.

The lenders party to the Credit Agreement may have performed and may continue to perform commercial banking and financial services for the Company and its subsidiaries for which they have received and will continue to receive customary fees.

The Commitment Increase Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Commitment Increase Agreement to the Amended and Restated Credit Agreement dated as of November 17, 2017 by and among Fair Isaac Corporation, the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION

By	/s/ Mark R. Scadina
Mark R. Scadina
Executive Vice President, General Counsel and Secretary

Date: November 20, 2017